Exhibit 99.1

Press Release

National MENTOR Holdings, Inc. Announces

Fourth Quarter and Fiscal Year 2005 Results

BOSTON, Massachusetts, December 29, 2005 – National MENTOR Holdings, Inc. today announced financial results for the fourth quarter and fiscal year ended September 30, 2005.

National MENTOR Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well as the state and county governments that serve them and pay for these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The Network provides services to clients in 29 states.

Revenues for the fourth quarter ended September 30, 2005 were $178.5 million, an increase of $9.6 million, or 5.7%, over revenues for the fourth quarter ended September 30, 2004.  EBITDA for the fourth quarter was $19.0 million, an increase of $1.1 million, or 6.3%, compared to EBITDA for the fourth quarter of fiscal 2004.  EBITDA for the quarter of fiscal 2005 included a one-time severance charge of $0.9 million to a former executive.

Revenues for the fiscal year ended September 30, 2005 were $693.8 million, an increase of $45.3 million, or 7.0%, over revenues for the fiscal year ended September 30, 2004.  EBITDA for fiscal 2005 was $75.3 million, an increase of $8.3 million, or 12.5%, over EBITDA for fiscal 2004.

The increases in revenue and EBITDA for the fourth quarter and fiscal year 2005 were due to growth in the company’s existing service lines, its expansion into new markets, a number of small tuck-in acquisitions, the development of new services for the company’s existing customer base and the inclusion of a full year of operating results for the Foster America business acquired in fiscal year 2004.

The reported results are available on the company’s investor relations web site at www.tmnfinancials.com.  The user name “thenetwork” and the password “report” are required in order to access this site.  In addition, National MENTOR Holdings, Inc. will hold a conference call Friday, January 6, 2006 at 11:00 a.m. EST to discuss its financial results.  The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com.  A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Friday, January 13, 2006.  Those wishing to participate in the January 6 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

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In this press release, we have included presentations of EBITDA on a historical basis because it is the basis upon which our management assesses financial performance.  EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States (GAAP).  A reconciliation of net income to EBITDA is presented in the table below.  While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

	National MENTOR Holdings, Inc.
	Fiscal year ended		Three months ended
	September 30,		September 30,
	2004(1)	2005	2004	2005
			(unaudited)
Income Statement Data:
Net revenues	$648,493	$693,826	$168,899	$178,491
Cost of revenues	491,884	524,618	128,326	134,564
Gross profit	156,609	169,208	40,573	43,927
General and administrative expenses	86,856	93,491	22,076	24,668
Depreciation and amortization	21,484	21,743	5,247	6,055
Income from operations	48,269	53,974	13,250	13,204
Management fees	(257)	(270)	(66)	(65)
Other income (expense), net	(2,581)	(192)	(574)	(207)
Interest income	68	661	27	235
Interest expense	(26,893)	(29,905)	(9,970)	(6,887)
Income before provision for income taxes	18,606	24,268	2,667	6,280
Provision for income taxes	8,423	10,270	1,489	2,391
Net income	$10,183	$13,998	$1,178	$3,889
Balance Sheet Data (at end of period):
Cash and cash equivalents	$24,416	$29,307
Working capital(2)	39,828	49,190
Total assets	450,038	449,438
Long-term debt	200,083	319,430
Redeemable Class A preferred stock	116,381	—
Stockholders’ equity	25,769	36,310

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	Fiscal year ended		Three months ended
	September 30,		September 30,
	2004(1)	2005	2004	2005
Other Financial Data:
Cash flows provided by (used in)(3):
Operating activities	$37,671	$36,392
Investing activities	(19,975)	(19,687)
Financing activities	(9,084)	(11,814)
Capital expenditures	(15,601)	(14,626)

Program rent expense(4)	11,899	13,305	3,129	3,661
EBITDA(5)	66,915	75,255	17,857	18,987

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

Reconciliation from Net Income to EBITDA

	Fiscal year ended		Three months ended
	September 30,		September 30,
	2004(1)	2005	2004	2005

Net income	$10,183	$13,998	$1,178	$3,889
Provision for income taxes	8,423	10,270	1,489	2,391
Interest income	(68)	(661)	(27)	(235)
Interest expense	26,893	29,905	9,970	6,887
Depreciation and amortization	21,484	21,743	5,247	6,055
EBITDA(5)	$66,915	$75,255	$17,857	$18,987

(1)                                  Results for fiscal 2004 include the results of operations related to Foster America from the date of its acquisition on April 30, 2004.

(2)                                  Working capital is calculated as current assets minus current liabilities.

(3)                                  Consistent with the 10-K, quarterly cash flow data is not provided.

(4)                                  Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(5)                                  EBITDA represents income before interest, taxes, depreciation and amortization.

Additional information about The MENTOR Network and its services is available on the company’s web site at www.thementornetwork.com.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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